Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated February 12, 2017, except for Note 11 as to which the date is April 7, 2017, with respect to the audited consolidated financial statements of ADOMANI, Inc. and subsidiaries as of December 31, 2016 and 2015 and for the years then ended. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

October 13, 2017